Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT*

among

Fintech Ecosystem Development Corp.,

Fama Financial Services, Inc.,

Rana Financial, Inc.

and

David Kretzmer,

as Shareholder Representative

Dated as of September 9, 2022

*

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

i

ii

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of Acquiror
Schedule A	Company Knowledge Parties

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of September 9, 2022 (this “Agreement”) is among Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”), Fama Financial Services, Inc., a Georgia corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Rana Financial Inc., a Georgia corporation (the “Company”), and David Kretzmer, as the representative of the Shareholders (“Shareholder Representative”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Merger Sub is a direct wholly-owned subsidiary of Acquiror;

WHEREAS, the Company has consummated the transactions (such transactions, the “Rana Acquisition Transactions”) contemplated by the (a) Stock Purchase Agreement dated May 18, 2022 with certain persons party thereto pursuant to which, among other things, it acquired 100% of the capital stock of Fama Financial Holdings, Inc., a Delaware corporation (“Fama”), and (b) Stock Purchase Agreement dated May 18, 2022 with certain persons party thereto pursuant to which, among other things, it acquired 100% of the capital stock of Enovabancorp Limited Co., a Florida corporation (“Enova”), as a result of which the former equity holders of Fama and Enova became shareholders of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), Acquiror and the Company are entering into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, the Shareholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the Shareholders, and (e) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Shareholders;

WHEREAS, immediately following the execution of this Agreement, the Shareholders will irrevocably approve and adopt this Agreement and the Transactions (including the Merger) by written consent;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration pursuant to this Agreement and the other Transactions;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and the sole stockholder of the Merger Sub, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (e) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Shareholders, and certain stockholders of Acquiror, are entering into Lock-Up Agreements (the “Lock-Up Agreements”) providing for, among other things, transfer restrictions, and in the case of certain employees, forfeiture provisions, with respect to their shares of New Acquiror Class A Common Stock;

WHEREAS, immediately following the execution and delivery of this Agreement, Acquiror will enter into a Business Combination Agreement dated the date hereof among Acquiror, Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, for the purchase by Acquiror of Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Mobitech Agreement”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Acquiror are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“Accounting Principles” means in accordance with GAAP and, to the extent in accordance with GAAP, consistent with the Company’s historical assumptions, practices, policies and methodologies used in the preparation of the Unaudited Financial Statements.

“Acquiror Certificate of Incorporation” means Acquiror’s amended and restated certificate of incorporation dated March 5, 2021.

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) prevent, materially delay or materially impede the performance by Acquiror or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Acquiror is materially and disproportionately affected thereby as compared with other participants in the industries in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Acquiror Right Agreement” means the Right Agreement dated October 18, 2021 between Acquiror and the Continental Stock Transfer and Trust Company.

“Acquiror Rights” means the rights to receive one-tenth of one share of Acquiror Class A Common Stock at the effective date contemplated by the Acquiror Right Agreement, with each right exercisable solely to the extent the applicable holder has ten (10) Acquiror Rights (as holders are not entitled to receive fractional shares or payments in lieu thereof).

“Acquiror Units” means one share of Acquiror Class A Common Stock, one Acquiror Right, and one-half of one Acquiror Warrant.

“Acquiror Warrant Agreement” means the Warrant Agreement dated October 18, 2021 between Acquiror and the Continental Stock Transfer and Trust Company.

“Acquiror Warrants” means the warrants to purchase shares of Acquiror Class A Common Stock contemplated by the Acquiror Warrant Agreement, with each warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Lock-Up Agreements, the Escrow Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub, the Shareholders, the Shareholder Representative or the Company in connection with the Transactions.

“Anti-Bribery Laws” means the anti-bribery provisions of the FCPA and all other applicable anti-corruption and bribery Laws (including U.S. domestic bribery, kickback and anti-corruption Laws, the U.K. Bribery Act 2010, or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the U.S. Securities and Exchange Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or Pompano Beach, FL.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Cash Consideration” means $7,800,000 (seven million, eight hundred thousand dollars).

“Closing Debt” means all Debt of the Company and the subsidiaries as of immediately prior to the consummation of the Closing.

“Closing Payment” means the Estimated Cash Consideration minus the Escrow Amount.

“Closing Working Capital” means Working Capital as of 12:01 a.m. New York time on the Closing Date (but without giving effect to the consummation of the Closing).

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Acquiror, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of the Company or 10% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Certificate of Incorporation” means the Company’s certificate of incorporation dated July 18, 2022.

“Company Common Stock” means the Company’s common stock, par value $10 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Acquiror or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the COVID-19 Relief Programs.

“COVID-19 Relief Programs” means, collectively, the U.S. Coronavirus Aid, Relief and Economic Security Act, the Families First Coronavirus Response Act, the Paycheck Protection Program Flexibility Act, any rules and regulations of the U.S. Small Business Association, the U.S. Department of the Treasury or any similar applicable federal, state or local Law in connection with the COVID-19 pandemic, and all FAQs or Interim Final Rules issued by any Government Authority related thereto (including IRS Notice 2020-65 and the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 and the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021).

“Debt” means, with respect to any person: (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services, including, without limitation, any earn-out or other unpaid consideration (whether or not contingent); (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations of such person under acceptance, letter of credit or similar facilities to the extent drawn or under surety or performance bonds; (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all loans to such person by any of its suppliers and any penalties payable by such person to any such supplier; (i) the net termination obligations of such person under all interest rate and other hedging agreements; (j) accrued and unpaid income Taxes; (k) payroll, social security or similar Taxes deferred pursuant to the COVID-19 Relief Programs; and (l) all indebtedness of others referred to in clauses (a) through (k) above guaranteed directly or indirectly in any manner by such person. Without limitation of the foregoing, Debt shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (l) above.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any U.S. federal, state or local or non-U.S. Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Equity Consideration” means 7,020,000 (seven million, twenty thousand) shares of New Acquiror Class A Common Stock.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Acquiror, Shareholder Representative and Computershare Trust Company, N.A., a national association organized under the Laws of the United States, as Escrow Agent, in the form attached to the Agreement as Exhibit A.

“Escrow Amount” means $5,711,662 (five million, seven hundred eleven thousand, six hundred sixty-two dollars).

“Estimated Cash Consideration” means the Cash Consideration, (a) minus the Estimated Closing Debt, and (b) (i) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (ii) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

“Estimated Closing Debt” means the good faith estimate by the Company of the Closing Debt.

“Estimated Closing Working Capital” means the good faith estimate by the Company of the Closing Working Capital, based on the most recent month-end balance sheet and other information available to the Company at the time of its preparation of such estimate, with such adjustments as the Company reasonably believes are necessary to reflect its good faith estimate of changes from such month-end balance sheet until the Closing Date.

“Export Laws” means (a) all Laws imposing trade sanctions on any person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Departments of State or Commerce, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury and (b) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Cash Consideration” means the Cash Consideration, (a) minus the Final Closing Debt and (b) (i) plus the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital, or (ii) minus the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital. For avoidance of doubt, the Final Cash Consideration may be a negative number.

“Final Closing Debt” means the Closing Debt, as finally determined pursuant to Section 3.06(d) or (e) of the Agreement.

“Final Closing Working Capital” means the Closing Working Capital, as finally determined pursuant to Section 3.06(d) or (e) of the Agreement.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, internet domain name applications and registrations, internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Dr. Saiful Khandaker and Jenny Junkeer after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or its subsidiaries as tenant, together with, to the extent leased by the Company or its subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company and its subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property Rights).

“Merger Consideration” means the Final Cash Consideration plus the Equity Consideration, collectively.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero General Public License, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Owned Real Property” means the real property owned by the Company or its subsidiaries, together with, to the extent owned by the Company or its subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company and its subsidiaries relating to the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property Rights owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Unaudited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws, regulations, rules and standards governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Pro Rata Share” means, with respect to each Shareholder, the percentage interest of each such Shareholder in the Company.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.02 of Article IX of the Acquiror Certificate of Incorporation.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Shareholder” means a holder of Company Common Stock.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Revofast LLC, a Wyoming limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Target Working Capital” means $700,000 (seven hundred thousand dollars).

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the U.S. Treasury regulations issued pursuant to the Code.

“Working Capital” means the consolidated current assets of the Company and the subsidiaries, minus the consolidated current liabilities of the Company and its subsidiaries. Working Capital will be determined in accordance with the Accounting Principles.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Accounting Firm	3.06(d)
Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Certificate Amendment	2.04(c)
Acquiror Disclosure Schedule	Article V
Acquiror Preferred Stock	5.03(a)
Acquiror Proposals	7.01(a)
Acquiror SEC Reports	5.07(a)
Acquiror Statement	3.06(b)
Acquiror Statement Dispute Notice	3.06(c)
Acquiror Stockholder Approval	5.10(b)
Acquiror Stockholders’ Meeting	7.01(a)
Action	4.09
Agreement	Preamble
Alternative Transaction	7.05

Defined Term	Location of Definition
Amended and Restated Acquiror Certificate	2.04(c)
Anti-Money Laundering Laws	4.24
Blue Sky Laws	4.05(b)
Certificate of Merger	2.02(a)
Claims	6.03
Closing	2.02(b)
Closing Date	2.02(b)
Code	3.02(i)
Company	Preamble
Company Acquisition Agreement	7.04(a)
Company Board	Recitals
Company Board Approvals	4.18(a)
Company Disclosure Schedule	Article IV
Company Permits	4.06
Company Shareholder Approvals	4.18(b)
Confidentiality Agreement	7.03(b)
Data Security Requirements	4.13(h)
Effect	1.01
Effective Time	2.02(a)
Enova	Recitals
Environmental Permits	4.15
ERISA	4.10(a)
ERISA Affiliate	4.10(c)
Exchange Act	4.20
Exchange Agent	3.02(a)
Fama	Recitals
FCPA	4.23
GAAP	4.07(a)
GBCC	Recitals
Governmental Authority	4.05(b)
Health Plan	4.10(k)
IRS	4.10(b)
Latest Balance Sheet	4.07(b)
Law	4.05(a)
Lease	4.12(a)
Lease Documents	4.12(a)
Lock-Up Agreements	Recitals
Material Contracts	4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	5.03(b)
Mobitech Agreement	Recitals
New Acquiror Class A Common Stock	2.04(c)
Outside Date	9.01(b)
PCAOB Audited Financials	7.11
PCAOB Financials	7.12
PCAOB Interim Financials	7.12
Plan	4.10(a)
PPACA	4.10(k)
Preliminary Merger Consideration Announcement	7.01(d)

Defined Term	Location of Definition
Preliminary Statement	3.06(a)
Proxy Statement	7.01(a)
Rana Acquisition Transactions	Recitals
Remedies Exceptions	4.04
Representatives	7.03(a)
SEC	5.07(a)
Securities Act	5.07(a)
Shareholder Representative	Preamble
Surviving Company	2.01
Tax	4.14(p)
Tax Return	4.14(p)
Taxes	4.14(p)
Terminating Acquiror Breach	9.01(g)
Terminating Company Breach	9.01(f)
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
Unaudited Financial Statements	4.07(a)
WARN Act	4.11(g)

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

AGREEMENT AND MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the GBCC at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”).

SECTION 2.02. Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Georgia, in such form as is required by, and executed in accordance with, the relevant provisions of the GBCC and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) The Closing shall be consummated substantially concurrently with the purchase of Mobitech International LLC by Acquiror, pursuant to the Mobitech Agreement.

SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall possess all of the property, rights, privileges, powers and franchises, and all other interests of the Company and Merger Sub shall be the property of the Surviving Company, and all Debts, liabilities and duties of each of the Company and Merger Sub shall be the Debts, liabilities and duties of the Surviving Company.

SECTION 2.04. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided by law and such certificate of incorporation.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by law, the certificate of incorporation of the Surviving Company and such bylaws, as applicable.

(c) At the Closing, Acquiror shall amend and restate, effective as of the Effective Time, its certificate of incorporation to be as set forth on Exhibit B (such amendment, the “Acquiror Certificate Amendment”), pursuant to which Acquiror shall have a single class structure with shares of Class A common stock, par value $0.0001 per share, having voting rights of one (1) vote per share (the “New Acquiror Class A Common Stock”).

SECTION 2.05. Directors and Officers.

(a) The initial directors of the Surviving Company shall be the individuals selected by the Company or Acquiror, as the case may be, in accordance with Section 7.14(a), and the initial officers of the Surviving Company shall be the officers of the Company as of the date of this Agreement, or, in the event any of them is not an officer as of the Effective Time, then such other individual designated by the Company, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

(b) The parties shall cause the Acquiror Board as of immediately following the Effective Time to be comprised of the individuals set forth in Section 7.14(a), and the officers of Acquiror to be the officers of the Acquiror as of immediately prior to the Effective Time, each such director and officer to hold office in accordance with the certificate of incorporation and bylaws of Acquiror.

ARTICLE III.

DISBURSEMENT OF MERGER CONSIDERATION

SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time which is, for illustrative purposes only, set forth on Section 3.01 of the Company Disclosure Schedule, other than shares of Company Common Stock held by Acquiror, Sponsor or any of their affiliates, and shares of Company Common Stock referred to in the last sentence of this Section 3.01, shall automatically be cancelled and cease to exist in exchange for the right to receive such fraction of a share of New Acquiror Class A Common Stock that is equal to each Shareholder’s Pro Rata Share of the Equity Consideration, without interest, subject to rounding pursuant to Section 3.05(a); and

(b) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $10.00 per share, of the Surviving Company.

As of the Effective Time, each Shareholder shall cease to have any other rights in and to the Company or the Surviving Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at the Effective Time, if there are shares of Company Common Stock owned by the Company as treasury stock or shares of Company Common Stock owned by any direct or indirect subsidiary of the Company immediately prior to the Effective Time, such shares of Company Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

SECTION 3.02. Disbursement of Equity Consideration.

(a) Prior to the Effective Time, Acquiror (following consultation with the Company) shall appoint the Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for payment of each Shareholder’s Pro Rata Share of the Equity Consideration. On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Equity Consideration in accordance with this Section 3.02(a) to each Shareholder entitled to receive such consideration hereunder, including the delivery of a copy (or relevant portion) of the final register of Shareholders certified by an officer of the Company. Each Shareholder’s Pro Rata Share of the Equity Consideration, if calculated on the date hereof for illustrative purposes only, prior to any applicable adjustments pursuant to Section 3.06 hereof or otherwise pursuant to the instructions of the Shareholder Representative, is set forth in Section 3.02(a) of the Company Disclosure Schedule.

(b) If any Equity Consideration (or portion thereof) is to be delivered or issued to a person other than the person in whose name the applicable shares of Company Common Stock are registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such shares of Company Common Stock shall have been permitted in accordance with the terms of the Company organizational documents, each as in effect immediately prior to the Effective Time and (ii) the person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Company Common Stock. All securities issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock outstanding prior to the Effective Time. Notwithstanding the foregoing, none of the Surviving Company, Acquiror or any party hereto or any Representative of any of the foregoing shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Merger or the other Transactions, and each person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

(e) The Equity Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof, together with the Final Cash Consideration payable pursuant to Section 3.03, in each case as subject to adjustment pursuant to Section 3.06 hereof or otherwise pursuant to the instructions of the Shareholder Representative, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(f) The Equity Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Common Stock occurring on or after the date of this Agreement and prior to the Effective Time (but, for the avoidance of doubt, shall not be adjusted to reflect any change in the capitalization of the Company.

(g) Any portion of the Equity Consideration that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for their Pro Rata Share of the Equity Consideration. Any portion of the Equity Consideration remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(h) None of the Exchange Agent, Acquiror or the Surviving Company shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(i) Each of the Surviving Company, Acquiror and Merger Sub and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or deducted by the Surviving Company, Acquiror and Merger Sub and their respective agents, as the case may be, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

SECTION 3.03. Disbursement of Cash Consideration.

(a) Acquiror shall at the Closing pay and deliver to:

(i) each Shareholder, an amount equal to its Pro Rata Share of the Closing Payment by wire transfer of immediately available funds in accordance with written instructions that Shareholder Representative shall have delivered to Acquiror together with the Preliminary Statement (it being understood and agreed that such instructions shall account for allocations to the Shareholders in proportion to their respective ownership of the Company, Rama and Enova immediately prior the consummation of the Rana Acquisition Transactions of Closing Debt and Closing Working Capital at each of the Company, and its Fama and Enova subsidiaries); and

(ii) the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds in accordance with instructions set forth in the Escrow Agreement.

(b) The Shareholders acknowledge and agree that the written instructions delivered by the Shareholder Representative pursuant to Section 3.03(a)(i) and/or pursuant to the terms of the Escrow Agreement, will reflect adjustments, if any, determined by the Shareholder Representative as necessary to fairly allocate Debt and/or Working Capital shortfalls originating from the Company’s Fama and/or Enova subsidiaries to the former shareholders of such entities. Notwithstanding anything in this Agreement to the contrary, Acquiror will not be responsible for any allocation of the payments among Shareholders, or among one or more third parties who, directly or indirectly, are or claim to be entitled to all or any portion thereof. Without limitation of the foregoing or Section 10.02, Acquiror will be fully protected: (i) in relying, and will be entitled to rely, upon all (A) payment instructions received by Acquiror or the Escrow Agent from the Shareholder Representative and (B) all calculations and determinations by the Shareholder Representative of any amounts payable to any Shareholder as calculated and determined by reference to such Shareholder’s Pro Rata Share of the Closing Payment; and (ii) in assuming, and will be entitled to assume, that all such payment instructions and any calculations and determinations set forth therein are fully authorized and binding upon the Shareholders and the Shareholder Representative.

(c) Without limitation of the first sentence of Section 3.03(b) or of Section 10.02, Acquiror will not be required to make any payment to any Shareholder, in each case: (i) other than in accordance with the relevant payment instructions set forth in (if with respect to the Closing Payment) the Preliminary Statement or (other than with respect to the Closing Payment) to be received by Acquiror from the Shareholder Representative; and (ii) unless such payment instructions set forth all such requisite calculations and determinations.

SECTION 3.04. [RESERVED].

SECTION 3.05. Appraisal Rights.

(a) Unless otherwise provided in the certificate of incorporation and bylaws of Merger Sub, and to the extent available under the GBCC, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 14-2-1302 of the GBCC and otherwise complied with all of the provisions of the GBCC relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such Shareholders shall have no right to receive, its Pro Rata Share of the Merger Consideration unless and until such Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the GBCC. Any Shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 14-2-1302 of the GBCC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive its Pro Rata Share of the Merger Consideration, without any interest thereon, applicable to such shares of Company Common Stock.

(b) Prior to the Closing, the Shareholder Representative shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the GBCC. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.06. Cash Consideration Adjustment.

(a) Section 3.06(a) of the Company Disclosure Schedule sets forth representations of the Company regarding certain Debt and Working Capital shortfalls originating from the Rana Acquisition Transactions that the Shareholder Representative will separately allocate to each of the Company, and its Fama and Enova subsidiaries, and the former shareholders of such entities. Not less than five (5) nor more than seven (7) Business Days prior to the Closing Date, the Company shall deliver its written determination of Estimated Closing Debt and Estimated Closing Working Capital to Acquiror, setting forth in reasonable detail the calculations by the Company thereof and the computations used in connection therewith (the “Preliminary Statement”). The amounts set forth in the Preliminary Statement shall be used in order to determine the aggregate Estimated Cash Consideration and the amounts, if any allocable by the Shareholder Representative to each Shareholder in the instructions that it delivers pursuant to Section 3.03(a)(i), it being understood and agreed that the Equity Consideration will be reduced by one (1) share for every $10 (ten dollar) increment by which the Estimated Cash Consideration is negative.

(b) Within forty-five (45) days after the Closing Date, Acquiror shall prepare and deliver to the Shareholder Representative a written statement (the “Acquiror Statement”) setting forth in reasonable detail Acquiror’s good faith calculations of each of Closing Debt and Closing Working Capital separately allocated to each of the Company, and its Fama and Enova subsidiaries, and the computations used in connection therewith.

(c) During the thirty (30) day period following the receipt by the Shareholder Representative of the Acquiror Statement, the Shareholder Representative and its Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Acquiror, and, if relevant, its independent accountants relating to the preparation of the Acquiror Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Acquiror Statement. The Acquiror Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that the Shareholder Representative delivers a written notice of dispute to Acquiror prior to such date (an “Acquiror Statement Dispute Notice”). If the Shareholder Representative does not provide an Acquiror Statement Dispute Notice within such thirty (30) day period, Acquiror’s calculations of Closing Debt and Closing Working Capital set forth in the Acquiror Statement shall become Final Closing Debt and Final Closing Working Capital, respectively, and the allocations to each of the Company, and its Fama and Enova subsidiaries shall be as set forth on the Acquiror Statement. Any Acquiror Statement Dispute Notice shall specify in reasonable detail the amount and the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculations of Closing Debt and the Closing Working Capital are mathematically correct and/or have been prepared in accordance with this Section 3.06 and the definitions of Closing Debt and the Closing Working Capital, and the definition(s) included in such definitions). If an Acquiror Statement

Dispute Notice complying with the preceding sentence is received by Acquiror in a timely manner, then the Acquiror Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Acquiror and the Shareholder Representative resolve in writing any differences they have with respect to the matters specified in the Acquiror Statement Dispute Notice or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(d) During the thirty (30) day period following the delivery of an Acquiror Statement Dispute Notice that complies with the preceding paragraph, Acquiror and Shareholder Representative shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Acquiror Statement Dispute Notice. During such period, Acquiror and its Representatives shall be permitted to review and make copies reasonably required of (i) the working papers of the Shareholder Representative and, if relevant, the designated independent accountants (if any) of the Shareholder Representative relating to the preparation of the Acquiror Statement Dispute Notice and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Acquiror Statement Dispute Notice. If, at the end of such thirty (30) day period, the differences as specified in the Acquiror Statement Dispute Notice are not resolved, then Acquiror and the Shareholder Representative shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Acquiror Statement Dispute Notice. In resolving any disputed item, the Accounting Firm shall: (A) be bound by the provisions of this Section 3.06 and the definitions of Closing Debt and Closing Working Capital and the definition(s) included in such definitions; (B) limit its review to matters still in dispute as specifically set forth in the Acquiror Statement Dispute Notice (and only to the extent such matters are still in dispute following such thirty (30) day period); and (C) subject to the preceding clauses (A) and (B), further limit its review solely to any disputed matters set forth in the Acquiror Statement Dispute Notice. Acquiror and the Shareholder Representative shall make available to the Accounting Firm all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Accounting Firm. The determination of any item that is a component of Closing Debt and Closing Working Capital and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Acquiror Statement or the Acquiror Statement Dispute Notice. The Shareholder Representative and Acquiror shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. The determination rendered by the Accounting Firm shall be conclusive and binding on Acquiror, the Shareholder Representative and the Shareholders. Acquiror, the Shareholder Representative and the Shareholders agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Debt and Closing Working Capital pursuant to this Section 3.06 shall be borne, in its entirety, by the party (Acquiror, on the one hand, or the Shareholder Representative, on the other hand) whose calculation of the Estimated Cash Consideration (as determined based on each party’s calculations of Closing Debt and Closing Working Capital) as initially submitted to the Accounting Firm is furthest away from the Final Cash Consideration (as determined based on the Accounting Firm’s determinations of Closing Debt and Closing Working Capital). The fees and expenses of the independent auditors (if any) of Acquiror incurred in connection with the issuance of the Acquiror Statement shall be borne by the Acquiror, and the fees and expenses of the independent auditors (if any) of the Shareholder Representative incurred in connection with their review of the Acquiror Statement shall be borne by the Shareholders. Notwithstanding any allocation by the Accounting Firm of Closing Debt and Closing Working Capital to each of the Company and its Fama and Enova subsidiaries, the Shareholder Representative may allocate Closing Debt and Closing Working Capital to each of the Company and its Fama and Enova subsidiaries differently, if the Shareholder Representative has a good faith reasonable belief that the Accounting Firm’s allocation is in error.

(e) If the Final Cash Consideration is less than the Estimated Cash Consideration, the amount of such deficiency shall, within two (2) Business Days after the final determination of Closing Debt and Closing Working Capital, be paid to Acquiror out of the Escrow Amount by wire transfer of immediately available funds. If the Escrow Amount is insufficient to pay the amount of such deficiency, the Shareholder Representative shall cause the Shareholders to make payment to Acquiror by wire transfer of immediately available funds of their Pro Rata Share of the difference between the Escrow Amount and the amount that the Estimated Cash Consideration exceeds the Final Cash Consideration. If the Shareholders fail to make payment to Acquiror of the applicable deficiency within seven (7) Business Days after the final determination of Closing Debt and Closing Working Capital, then the Acquiror shall, in its sole discretion either (i) seek to enforce the payment demand pursuant to Section 10.07 hereof or (ii) cause the forfeiture and cancellation of that number of shares of New Acquiror Class A Common Stock held by each Shareholder, which is equal to the quotient obtained by dividing each such Shareholder’s Pro Rata Share of the applicable shortfall by $10 (ten dollars) and rounding up to the nearest whole share. In order to effectuate such forfeiture and cancellation, the Shareholder Representative shall cause the prompt delivery of such shares by each Shareholder to Acquiror in certificated or book entry form (at the election of Acquiror) for cancellation by Acquiror. If the Final Cash Consideration is greater than the Estimated Cash Consideration, then an amount (not to exceed the Escrow Amount) shall, within two (2) Business Days after the final determination of the Debt and Working Capital, be paid to the Shareholders by Acquiror by wire transfer of immediately available funds in accordance with instructions that the Shareholder Representative has delivered pursuant to Section 3.03(a)(i) (or in accordance with such other instructions as Shareholder Representative shall deliver to Acquiror not less than three (3) Business Days prior to the date such payments are required to be made). In the case of the payment of any deficiency by the Shareholders pursuant to this Section 3.06(e), the Shareholder Representative shall allocate any such payment by the Shareholder to account for the allocation of Closing Debt and Closing Working Capital to each of the Company, and its Fama and Enova subsidiaries.

(f) Any payment required to be made under this Section 3.06 shall be deemed an adjustment to the Closing Payment.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

SECTION 4.01. Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect) and is in good standing in each such jurisdiction.

(b) The Company does not own or control, directly or indirectly, any interest or other equity security in any corporation, partnership, limited liability company, association or other business entity, other than the interests in the subsidiaries of the Company and its subsidiaries set forth on Section 4.01(b)(i) of the Company Disclosure Schedule. Each of the Company’s subsidiaries has been duly incorporated, formed or organized, as applicable, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate, limited liability company or other applicable business entity, as applicable, power and authority to own and operate its properties and assets and to carry own its business as presently conducted. Each of the Company’s subsidiaries is duly qualified or licensed as a foreign corporation or other organization to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect) and is in good standing in each such jurisdiction. Except as set forth on Section 4.01(b)(ii) of the Company Disclosure Schedule, the Company directly or indirectly owns (beneficially and of record) good and valid title to all of the issued and outstanding interests or other equity securities of its subsidiaries, free and clear of all Liens other than restrictions on transfer set forth in such subsidiaries’ governing documents or those arising under applicable federal and state securities Laws. All equity securities of the Company’s subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

SECTION 4.02. Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Acquiror true, complete and correct copies of its certificate of incorporation and bylaws, and substantially equivalent organizational documents for each of its subsidiaries, in each case, as amended to as of the date of this Agreement. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.03. Capitalization.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth a table of the equity securities and other interests of the Company and its subsidiaries and also sets forth the identity of the record and beneficial owners of such equity securities and other interests, as well as the type, number, and percentage of such interests owned by each such owner. The Company Common Stock constitutes 100% of the equity securities and other interests of the Company. Immediately following the Effective Time, Acquiror shall own all of the Company Common Stock and any other equity securities and other interests of the Company, free and clear of all Liens.

(b) Except as set forth on Section 4.03(b)(i) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including debt securities) convertible into or exchangeable or exercisable for equity securities or other interests in the Company or its subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of treasury interests or other equity interests, or for the repurchase or redemption of equity securities or other interests of the Company or its subsidiaries. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Schedule, neither the Company nor its subsidiaries is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or any of its subsidiaries. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company or its subsidiaries that is not reflected in the outstanding equity numbers contained in Section 4.03(b).

(c) There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any equity securities or other interests of the Company or its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) The Shareholders collectively own directly and beneficially and of record, all of the equity securities and other interests of the Company (which are represented by the Company Common Stock). The Company owns beneficially and of record, all of the equity securities and other interests of its subsidiaries. Except for the Company Common Stock held by the Shareholders, and the equity securities or other interests of the Company’s subsidiaries that are owned by the Company, no other equity or voting interest of the Company or its subsidiaries, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company or its subsidiaries, is authorized or issued and outstanding.

(e) All outstanding Company Common Stock, and all outstanding equity securities and other interests in the Company’s subsidiaries, have been issued and granted in compliance with (i) applicable securities laws and other applicable Laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or its subsidiaries is a party.

SECTION 4.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Shareholder Approvals, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the GBCC). This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board Approval and Company Shareholder Approvals are sufficient so that the restrictions on business combinations set forth in Section 14-2-1302 of the GBCC shall not apply to the Merger, this Agreement, the Lock-Up Agreements, any other Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the GBCC and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (ii) conflict with or violate any U.S. or non-U.S. statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or its subsidiaries pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the GBCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 4.06. Permits; Compliance. The Company and each of its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or its subsidiaries, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any subsidiary, as applicable, or by which any property or asset of the Company or any subsidiary, as applicable, is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 4.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its subsidiaries for each of the years then ended (collectively, the “Unaudited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Unaudited Financial Statements (including the notes thereto) (i) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has prior to the date of this Agreement made available to Acquiror a true, complete and correct copy of the unaudited consolidated balance sheet of the Company and its subsidiaries as of June 30, 2022 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Unaudited Financial Statements and the Latest Balance Sheet, neither the Company nor any of its subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Latest Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any of its subsidiaries is a party or (iii) liabilities and obligations that would not, individually or in the aggregate, be material to the Company.

(d) Since December 31, 2021 (i) neither the Company or any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or any of its subsidiaries or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and its subsidiaries reflected on the Latest Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Latest Balance Sheet, neither the Company nor any of its subsidiaries has altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Unaudited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of its subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09. Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority. Neither the Company or any of its subsidiaries, nor any material property or asset of the Company or any of its subsidiaries, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10. Employee Benefit Plans.

(a) True, correct and compete copies of all employment and consulting contracts or agreements to which the Company or any of its subsidiaries is a party as of the date of this Agreement, or with respect to which the Company or any of its subsidiaries has any obligation have been made available to Acquiror prior to the date of this Agreement. Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of the Company or any of its subsidiaries or their respective spouses, beneficiaries or dependents, or with respect to which the Company or any of its subsidiaries has or may have any liability, contingent or otherwise.

(b) With respect to each Plan in effect as of the date of this Agreement, the Company has prior to the date of this Agreement made available to Acquiror, if applicable (i) a true, complete and correct copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) true, complete and correct copies of the most recent summary plan description and any summaries of material modifications, (iii) any administrative services, recordkeeping, investment advisory, investment management or other service agreement (iv) the last three (3) annual financial statements, (v) the last three (3) annual reports on Internal Revenue Service (“IRS”) Form 5500 (including all required schedules, accountant’s opinions and reports and other attachments), (vi) the last three (3) actuarial valuations or reports, (vii) the last three (3) annual discrimination testings performed on any Plan, (viii) true, complete and correct copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (ix) any material non-routine correspondence from any Governmental Authority with respect to any Plan since December 31, 2018. Neither the Company nor any of its subsidiaries has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since December 31, 2018, nor does the Company, any of its subsidiaries or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company and its subsidiaries would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, and neither the Company nor any of its subsidiaries has any liability (contingent or otherwise) with respect to any such plan.

(d) Neither the Company nor any of its subsidiaries is obligated, and neither the Company nor any of its subsidiaries will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any of the Transactions, nor will any of the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any of its subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company or any of its subsidiaries have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any of its subsidiaries after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been since December 31, 2018 operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, any of its subsidiaries and their respective ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any of its subsidiaries. There have been no acts or omissions by the Company, any of its subsidiaries or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any of its subsidiaries or any of their respective ERISA Affiliates may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company, its subsidiaries and each of their respective ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, each of its subsidiaries and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, its subsidiaries, and each of their respective ERISA Affiliates or any Health Plan to any material liability for penalties, fines or excise taxes under Code Section 4980D, 4980H or 4980I or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) Neither the Company nor any of its subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company or any of its subsidiaries for any Taxes, interest or penalties incurred in connection with any Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(n) There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer or director of the Company or any of its subsidiaries.

SECTION 4.11. Labor and Employment Matters.

(a) Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and each of its subsidiaries as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) employing entity; (iii) location; (iv) title or position (including whether full or part time); (v) hire date; (vi) current annual base compensation rate; and (vii) commission, bonus or other incentive based compensation. Except as set forth on (a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the consolidated financial statements of the Company and its subsidiaries).

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company or any of its subsidiaries as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern, including for each such individual, his or her name, contracting entity, location, the services he or she performs, his or her rate of compensation and any bonus entitlement.

(c) The employment of each employee of the Company and its subsidiaries is terminable at the will of the Company or applicable subsidiary and upon termination of the employment of any such employees, no severance or other payments will become due. Each former employee whose employment was terminated by the Company or applicable subsidiary has entered into an agreement with the Company or applicable subsidiary providing for the full release of any claims against the Company or applicable subsidiary or any related party arising out of such employment.

(d) To the knowledge of the Company, no officer or executive of the Company or any of its subsidiaries intends to terminate employment with the Company or any of its subsidiaries or is otherwise likely to become unavailable to continue as an officer or executive of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have a present intention to terminate the employment of any of the foregoing.

(e) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its or their current or former employees, which Actions would be material to the Company or applicable subsidiary; (ii) neither the Company nor any Company subsidiary is, and neither the Company nor its subsidiaries have been since December 31, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any of its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its subsidiaries.

(f) Each of the Company and its subsidiaries is and has been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company or any of its subsidiaries for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company or any of its subsidiaries. All of the individual persons who have performed services for or on behalf of the Company or any of its subsidiaries are and have been authorized to work for the Company or applicable subsidiary in accordance with all applicable Laws.

(g) Neither the Company nor any of its subsidiaries has ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any of its subsidiaries. No employee of the Company or any of its subsidiaries has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period ending on the date of this Agreement.

(h) Except as has been mandated by a Governmental Authority, as of the date of this Agreement, neither the Company nor any of its subsidiaries has had, any direct workforce changes due to COVID-19 or applicable COVID-19 Measures, including any actual terminations, layoffs, furloughs, shutdowns (whether voluntary or by order of a Governmental Authority), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

SECTION 4.12. Real Property; Title to Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Owned Real Property. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, (i) the Company or its applicable subsidiary has good and marketable fee simple title to such facility, free and clear of any and all Liens, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such Owned Real Property, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such Owned Real Property, or any portion thereof or interest therein, (iv) there are no parties who are in possession of or who are using any such Owned Real Property, or any portion thereof, (v) each such Owned Real Property, is supplied with utilities necessary for operations and abuts on or has direct, permanent vehicular access to a public road, and (vi) there is no (A) pending or threatened condemnation proceeding relating to such Owned Real Property, (B) pending or, to the knowledge of the Company, threatened Action relating to such Owned Real Property, or (C) any other matter affecting the current or currently proposed use, occupancy or value of, such Owned Real Property. Each parcel of Owned Real Property is supplied with all utilities necessary for the operation of such Owned Real Property, and the conduct of the businesses of the Company and its subsidiaries as currently conducted or currently proposed to be conducted at such Owned Real Property. Neither the Company nor any of its subsidiaries holds any option, right of first refusal or similar right to purchase any additional Owned Real Property or any portion thereof or interest therein. All of the Owned Real Property, as well as the use thereof, complies with applicable zoning laws and neither the Company nor any of its subsidiaries is a nonconforming user pursuant to any of such Laws.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which the Company or any of its subsidiaries leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, complete and correct copies of all Lease Documents in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Acquiror. (i) There are no leases, subleases, concessions or other contracts granting to any person any than the Company or its subsidiaries, as applicable, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its subsidiaries or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its subsidiaries has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its subsidiaries to use any of their respective Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, except as would not, individually or in the aggregate, be material to the Company.

(d) The Company or applicable subsidiary of the Company has legal and valid title to the Owned Real Property, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

SECTION 4.13. Intellectual Property Rights.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by the Company or any of its subsidiaries: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned or purported to be owned by the Company that is material to the business of, the Company as currently conducted that would have a replacement cost of more than $50,000. To the knowledge of the Company, the Company IP constitutes all material Intellectual Property Rights used in the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date of this Agreement.

(b) The Company or applicable subsidiary of the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company or applicable subsidiary of the Company has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any applicable subsidiary of the Company has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or applicable subsidiary of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s or any of its subsidiaries’ businesses in the ordinary course including the marketing, sale, distribution and maintenance of Products. The trade secrets of the Company and its subsidiaries are kept in a restricted repository which only the Chief Executive Officer and Chief Legal Officer can access. Additionally, trade secrets are sent to outside counsel for recordation.

(d) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or its subsidiaries in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Company’s knowledge, the operation of its business of the Company and its subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of its subsidiaries has received any formal written opinions of counsel regarding any of the foregoing (i), (ii), or (iii).

(e) All persons, including all current officers, management employees, and technical and professional employees of the Company and its subsidiaries, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or applicable subsidiary, substantially in the form made available to Acquiror prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company or applicable subsidiary, all of their entire right, title, and interest, including Intellectual Property Rights, in and to any Technology created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or applicable subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, except as required by applicable Law.

(f) The Company and its subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company or any of its subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g) The Company and its subsidiaries own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company and its subsidiaries as currently conducted by the Company and its subsidiaries. The Company and its subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and its subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(h) The Company and its subsidiaries comply and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and its subsidiaries concerning the collection, dissemination, storage, processing or use of Personal Information or other Business Data, (iii) industry standards applicable to the Company or its subsidiaries, and (iv) all contractual commitments that the Company or its subsidiaries have entered into or are otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and its subsidiaries maintain appropriate data security safeguards designed to protect the security and integrity of their Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access or the introduction of Disabling Devices. To the knowledge of the Company there are no Disabling Devices in any of the Business Systems or Product components. Since December 31, 2018, neither the Company nor any of its subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, processing, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company or its subsidiaries, as applicable (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company or its applicable subsidiaries, as applicable, receive and use such Business Data prior to the Closing Date. Neither the Company nor its subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or Acquiror from receiving or using Personal Information or other Business Data, in the manner in which the Company and its subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Merger Sub or Acquiror has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of businesses such as those of the Company and its subsidiaries.

(j) All current officers, management employees, and technical and professional employees of the Company and its subsidiaries are under written obligation to the Company and its subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 4.14. Taxes.

(a) The Company is, and has been since the date of the consummation of the Rana Acquisition Transactions, treated as a C corporation for federal and applicable state and local income tax purposes. From the date of its organization as a limited liability company until the date of the consummation of the Rana Acquisition Transactions, the Company was treated as an “S corporation” for federal and applicable state and local income tax purposes. The Company made a valid election under Section 1362 of the Code Treasury Regulations Section 301.7701-3 and any corresponding state or local Tax provision to be an “S corporation” within the meaning of Section 1361(a)(1) of the Code and any corresponding state or local Tax provision. Such election (i) had an effective date as of the date of its organization as a limited liability company, (ii) was duly filed with the IRS, (iii) was effective during the entire period from the date of its organization as a limited liability company until the date of the consummation of the Rana Acquisition Transactions, and (iv) was not terminated or revoked prior to the date of the Rana Acquisition Transactions. From the date of its organization as a limited liability company until the date of the consummation of the Rana Acquisition Transactions, (i) no event had occurred that could have caused such a termination or revocation (including as a result of a Shareholder not being an eligible S corporation stockholder or the Company being deemed to have more than one class of shares), (ii) the Company did not acquire any asset the basis of which is determined in whole or in part by reference to the basis of such asset in the hands of a “C corporation” (as such term is defined in Section 1361(a)(2) of the Code) and (iii) the Company did not have any liability for Tax under Section 1374 or 1375 of the Code. For U.S. federal and applicable state and local income tax purposes, each of the Company subsidiaries is, and has been since its formation, classified in a manner set forth in Section 4.14(a) of the Company Disclosure Schedule.

(b) Each of the Company and its subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all income and material other Tax Returns required to be filed by it as of the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects; (ii) has timely paid all Taxes that are shown as due on such Tax Returns and any other material Taxes that the Company or its subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(b) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them on or before the Effective Time; (iii) with respect to all such Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(c) Neither the Company nor any of its subsidiaries is party to, is bound by or has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) and neither the Company nor any of its subsidiaries has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) Neither the Company nor any of its shareholders or subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing; (iii) any prepaid amount received on or prior to the Closing; or (iv) installment sale made on or prior to the Closing.

(e) The Company and its subsidiaries, as applicable, have withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) The Company and its subsidiaries have not been members of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(g) Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(h) Neither the Company nor any of its subsidiaries has made a request for a ruling in respect of Taxes pending between itself and any Tax authority.

(i) The Company and its subsidiaries have, prior to the date of this Agreement made available to Acquiror true, complete and correct copies of the U.S. federal income Tax Returns actually filed by the Company and its subsidiaries, as applicable, for tax years 2018, 2019, 2020 and 2021.

(j) Neither the Company nor any of its subsidiaries has in any year for which the applicable statute of limitations remains open, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) Neither the IRS nor any other U.S. or non-U.S. Tax authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax Liens upon any assets of the Company or any of its subsidiaries, except for Permitted Liens.

(n) Neither the Company nor any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Neither the Company nor any of its subsidiaries has (i) applied for or received loans or grants, deferred Taxes (including payroll Taxes), (ii) claimed any Tax credits (including payroll retention Tax credits) or (iii) availed itself of any Tax benefits pursuant to the COVID-19 Relief Programs. The Company and its subsidiaries have complied in all material respects with the COVID-19 Relief Programs.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and non-U.S. income, profits, franchise, gross receipts, escheat, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, unclaimed property, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes. For purposes of this Agreement, the term the “Company” includes periods when the Company was a limited liability company.

SECTION 4.15. Environmental Matters. (a) Neither the Company nor any of its subsidiaries has materially violated since December 31, 2018 and is not in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or any of its subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any of its subsidiaries pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, neither the Company nor any of its subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and its subsidiaries have all material permits, licenses and other authorizations required of each of the Company and its subsidiaries under applicable Environmental Law (“Environmental Permits”); and (e) each of the Company and its subsidiaries is in all material respects in compliance with its Environmental Permits.

SECTION 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any of the Company or any of its subsidiaries is a party (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule but excluding any Plan required to be listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company or its subsidiaries in excess of $50,000 (other than obligations of, or payments to, the Company or its subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company or its subsidiaries (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or its subsidiaries’ standard form customer agreements as have been provided to Acquiror on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company or its subsidiaries as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000);

(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell Products or pursuant to which the Company or any of its subsidiaries has granted or received any exclusive rights or (B) affect the Company’s or any of its subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv) all contracts and agreements involving indemnification by the Company or any of its subsidiaries with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the assets of the Company or any of its subsidiaries or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company or any of its subsidiaries;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any of its subsidiaries is a party, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any of its subsidiaries that relate to the Company, its subsidiaries or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company or any of its subsidiaries of $50,000 or more in a 12 (twelve) month period;

(xi) all contracts involving indebtedness for borrowed money (excluding intercompany loans) or letters of credit where amounts drawn are in excess of $50,000;

(xii) all contracts with any of the ten (10) largest Suppliers or with any of the ten (10) largest customers, in each case of the Company and its subsidiaries;

(xiii) all contracts with a Governmental Authority;

(xiv) all contracts with universities, colleges, other educational institution or research centers or other third parties that participate in joint development with the Company or any of its subsidiaries;

(xv) all contracts with an affiliate or other related or interested party;

(xvi) all privacy policies; and

(xvii) any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) Each contract to which any of the Company or its subsidiaries is a party or by which its assets are bound is a legal, valid and binding obligation of the Company or the applicable subsidiary and, to the knowledge of the Company, the other parties thereto, and neither the Company or any applicable subsidiary is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Contract; and (iii) neither the Company nor any applicable subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Contract. The Company has prior to the date of this Agreement furnished or made available to Acquiror true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 4.17. INSURANCE.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which each of the Company its subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any applicable subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18. Approvals.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Shareholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Merger and the other Transactions, (d) recommended the approval and adoption of this Agreement and the Merger by the Shareholders and (e) directed that, unless this Agreement has been terminated in accordance with Section 9.01, this Agreement and the Transactions (including the Merger) be submitted for consideration by the Shareholders (the “Company Board Approvals”).

(b) The Shareholders, in each case by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly and irrevocably (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Shareholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, and (c) approved the Merger and the other Transactions (the “Company Shareholder Approvals”). The Company Shareholder Approvals are the only approvals or votes of Shareholders necessary to adopt this Agreement and approve the Transactions. No additional approval or vote from any holders of any class or series of capital stock of the Company is necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19. Interested Party Transactions. Except at set forth on in Section 4.19 of the Company Disclosure Schedules, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company or any of its subsidiaries to purchase from or sell or furnish to, the Company or any of its subsidiaries, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any of its subsidiaries, other than in the case of this clause (d) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19. Neither the Company nor any of its subsidiaries has, since December 31, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of its subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.20. Exchange Act. Neither the Company nor any of its subsidiaries is currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.21. Brokers. Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred, and neither the Company nor any of its subsidiaries will incur, directly or indirectly, as a result of any action taken by the Company or any of its subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

SECTION 4.22. Books and Records. The minute books of the Company and its subsidiaries contain complete and accurate records of all meetings and other organizational actions of each of the Shareholders and the Company Board (or similar governing bodies or persons of each of the Company’s subsidiaries) and their respective predecessors, and all committees, if any, appointed by the Company Board (or similar governing bodies or persons of each of the Company’s subsidiaries) and their respective predecessors, as applicable. The ledger of Company Common Stock and the equity ledgers of each of the Company’s subsidiaries are complete and reflect all issuances, transfers, repurchases and cancellations of Company Common Stock and equity interests of applicable Company subsidiaries, respectively.

SECTION 4.23. Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries, or their respective affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its subsidiaries, or any of their respective affiliates to obtain or retain business for, or direct business to the Company or to any of its subsidiaries, or to any of their respective affiliates, as applicable. Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or anything of value or received or retained any such funds, in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Company and each of its subsidiaries has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

SECTION 4.24. Anti-Money Laundering. The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to the Company or its subsidiaries, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to the Company or its subsidiaries, and, no Action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

SECTION 4.25. Sanctions. Neither the Company nor its affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a person that is, or is owned or controlled by, a person that is (a) the subject of any Sanctions nor (b) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including occupied regions of Ukraine, Russia, Belarus, Cuba, Iran, North Korea, and Syria). For the past five (5) years, neither the Company nor any of its subsidiaries has engaged in, nor is either the Company or any of its subsidiaries now engaged in, any dealings or transactions with any person or government that at the time of such dealing or transaction is or was the subject to Sanctions, or in any country or territory that at the time of such dealing of transaction is or was the subject of comprehensive Sanctions.

SECTION 4.26. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)) and except as set forth in Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (which disclosure in the Acquiror Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Acquiror Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Acquiror hereby represents and warrants to the Company as follows:

SECTION 5.01. Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of Acquiror and Merger Sub and has the requisite corporate or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have an Acquiror Material Adverse Effect.

(b) Merger Sub is the only subsidiary of Acquiror. Except for Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02. Organizational Documents. Each of Acquiror and Merger Sub has heretofore furnished to the Company true, complete and correct copies of the Acquiror Organizational Documents and the Merger Sub Organizational Documents. The Acquiror Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation of any of the provisions of the Acquiror Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized capital stock of Acquiror consists of two hundred million (200,000,000) shares of Acquiror Class A Common Stock, twenty million (20,000,000) shares of Acquiror Class B Common Stock, and 1,000,000 shares of Acquiror’s preferred stock, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement, (i) eleven million, five hundred fifty seven thousand, five hundred (11,557,500) shares of Acquiror Class A Common Stock are issued and outstanding, (ii) two million, eight hundred and seventy-five thousand (2,875,000) shares of Acquiror Class B Common Stock are issued and outstanding, (iii) no shares of Acquiror Preferred Stock are issued and outstanding, (iv) no shares of Acquiror Common Stock or Acquiror Preferred Stock are held in treasury, (v) nine million, six hundred fifty thousand, two hundred fifty (9,650,250) Acquiror Warrants are outstanding, (vi) nine million, six hundred fifty thousand, two hundred fifty (9,650,250) shares of Acquiror Class A Common Stock are reserved for issuance on exercise of the Acquiror Warrants, (vii) eleven million, five hundred thousand (11,500,000) Acquiror Rights are outstanding, and (viii) one million, one hundred fifty thousand (1,150,000) shares of Acquiror Class A Common Stock are reserved for issuance on exercise of the Acquiror Rights. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50. Each Acquiror Right entitles the holder to receive one-tenth (1/10) of one share of Acquiror Class A Common Stock upon the consummation of an initial business combination.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value 0.001 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Acquiror Units, shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(d) The Equity Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents. The Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by Acquiror as permitted by this Agreement, securities issued as permitted by the Mobitech Agreement, the Acquiror Warrants and the Acquiror Rights, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) As a result of the Acquiror Certificate Amendment, following the Effective Time, each share of Acquiror Common Stock shall be converted into one (1) share of New Acquiror Class A Common Stock, each Acquiror Warrant shall be exercisable for one (1) share of New Acquiror Class A Common Stock and each set of ten (10) Acquiror Rights shall entitle its holder to one (1) share of New Acquiror Class A Common Stock.

SECTION 5.04. Authority Relative to this Agreement. Each of Acquiror, and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and the other Transaction Documents to which each of Acquiror and Merger Sub is or will at the Closing be a party, the performance by each of Acquiror and Merger Sub of its obligations hereunder and thereunder and the consummation by each of Acquiror and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the Acquiror Stockholder Approval and the approval by Acquiror as the sole stockholder of Merger Sub, and the filing and recordation of appropriate merger documents as required by the GBCC, and (b) with respect to the issuance of Acquiror Common Stock and the Acquiror Certificate Amendment, the Acquiror Stockholder Approval). This Agreement has been, and the other Transaction Documents to which each of Acquiror and Merger Sub is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Acquiror and Merger Sub of this Agreement and the other Transaction Documents to which each of Acquiror and Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Acquiror or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of

Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Acquiror or Merger Sub is a party or by which each of Acquiror or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Acquiror and Merger Sub does not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the GBCC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. Neither Acquiror nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any property or asset of Acquiror or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 21, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). Acquiror has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed by Acquiror with the SEC and are then in effect. As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Acquiror has filed with the SEC on a timely basis all documents required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(c) Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d) Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market, or the Nasdaq.

(e) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f) Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Acquiror Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror. Since March 28, 2022, there have been no material changes in Acquiror’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

SECTION 5.08. Absence of Certain Changes or Events. Since March 28, 2022, except as expressly contemplated by this Agreement, (a) Acquiror has conducted its business in the ordinary course and in a manner consistent with past practice and (b) there has not been any Acquiror Material Adverse Effect.

SECTION 5.09. Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

SECTION 5.10. Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the payment of the Merger Consideration pursuant to this Agreement and the other Transactions and (ii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Acquiror;

(b) The only vote of the holders of any class or series of capital stock of Acquiror necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Acquiror Common Stock voted by the stockholders of the Acquiror at a duly held stockholders meeting (the “Acquiror Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability, (iii) approved the Merger and the other Transactions, (iv) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub, and (v) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

SECTION 5.11. No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

SECTION 5.12. Brokers. Except for EF Hutton, a division of Benchmark Investments, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Merger Sub.

SECTION 5.13. Acquiror Trust Fund. The monies of the trust fund established by Acquiror for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”) are invested in U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust

Agreement, dated as of October 18, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of Acquiror, that would entitle any person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to stockholders of Acquiror who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Merger or the transactions contemplated by the Mobitech Agreement. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

SECTION 5.14. Employees. Other than any officers as described in the Acquiror SEC Reports, Acquiror and Merger Sub have never employed any employees or retained any contractors. Other than amounts due as set forth in the Acquiror SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Acquiror, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Acquiror or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.15. Taxes.

(a) Acquiror and Merger Sub: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and material other Tax Returns required to be filed by any of them as of the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects; (ii) have timely paid all Taxes that are shown as due on such Tax Returns and any other material Taxes that Acquiror or Merger Sub are otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all such Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither Acquiror nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of Acquiror or Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing; (iii) any prepaid amount received on or prior to the Closing; or (iv) installment sale made on or prior to the Closing.

(d) Neither Acquiror nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e) Neither Acquiror nor Merger Sub has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(f) Neither Acquiror nor Merger Sub has any request for a ruling in respect of Taxes pending between Acquiror and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither Acquiror nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither Acquiror nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

SECTION 5.16. Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXD”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDW”. The issued and outstanding Acquiror Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDR”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the Nasdaq, or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, Acquiror Warrants, or the Acquiror Rights or terminate the listing of Acquiror on the Nasdaq. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, the Acquiror Warrants, or the Acquiror Rights, under the Exchange Act.

SECTION 5.17. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Acquiror Disclosure Schedule), each of Acquiror and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Acquiror, Merger Sub and their respective its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Acquiror or Merger Sub, and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause each of its subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, and (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each of its subsidiaries not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws (or equivalent documents in respect of Company subsidiaries);

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of Company Common Stock or any equity interests of any of the Company’s subsidiaries, or any options, warrants, convertible securities or other rights in of any kind to acquire any interest in such Company Common Stock or subsidiary equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (B) any material assets of the Company or any of its subsidiaries;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to any Company Common Stock or with respect to any equity interests of any of the Company’s subsidiaries;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Common Stock or any equity interests of any of the Company’s subsidiaries;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of a material portion of stock or assets, or any other business combination) any corporation, partnership, association, joint venture, other business organization or any division thereof in an amount in excess of $50,000 or (B) incur any indebtedness for borrowed money in excess of $50,000 or issue any Debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi) acquire any ownership interest in any real property;

(vii) limit the right of the Company or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or grant any exclusive or similar rights to any person;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries as of the date of this Agreement, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose compensation would exceed, on an annualized basis, $50,000, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering employees of the Company or any of its subsidiaries;

(ix) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company or any of its subsidiaries, as applicable, is not prohibited from entering into after the date of this Agreement grant any severance or termination pay to, any director or officer of the Company or applicable subsidiary, other than in the ordinary course of business consistent with past practice;

(x) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(xii) make any Tax election, amend a Tax Return or settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of material rights of the Company or any of its subsidiaries thereunder, in each case in a manner that is adverse to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain each and every material item of Company Owned IP;

(xv) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02. Conduct of Business by Acquiror and Merger Sub Pending the Merger. Except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) set forth on Section 6.02 of the Acquiror Disclosure Schedule or (z) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth on Section 6.02 of the Acquiror Disclosure Schedule or (z) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither Acquiror nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Acquiror Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Acquiror other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock, Acquiror Warrants or Acquiror Rights, except for redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any Debt securities or options, warrants, calls or other rights to acquire any Debt securities of Acquiror or Merger Sub, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any Tax election, amend a Tax Return or settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, except to comply with applicable Law;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, Merger Sub or any other person (a) for legal relief against monies or other assets of Acquiror or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01. Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, Acquiror and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror with respect to the meeting of Acquiror’s stockholders (the “Acquiror Stockholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement and the Merger, (ii) the issuance of the New Acquiror Class A Common Stock as contemplated by this Agreement, (iii) the Acquiror Certificate Amendment and (iv) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Acquiror Proposals”). The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement. Acquiror and the Company each shall use their reasonable best efforts to (A) cause the Proxy Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. Prior to the filing date of the Proxy Statement, Acquiror shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock, in each case to be issued or issuable to the Shareholders pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, the Company shall mail the Proxy Statement to the Shareholders and the Acquiror will send mail the Proxy Statement to its stockholders. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to, the Proxy Statement will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Proxy Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Acquiror (in the case of the Proxy Statement), (ii) the time of the Acquiror Stockholders’ Meeting (in the case of the Proxy Statement), and (iii) the Effective Time (in the case of the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) Following the final determination of the Estimated Cash Consideration in accordance with Section 3.06(a), Acquiror and the Company shall mutually agree on the form and substance of a press release setting forth the Merger Consideration as of the anticipated Closing Date (the “Preliminary Merger Consideration Announcement”), which the parties shall cause to be publicly disclosed (and which Acquiror shall file on Form 8-K) no later than four (4) Business Days prior to the Acquiror Stockholders’ Meeting.

SECTION 7.02. Acquiror Stockholders’ Meetings; and Merger Sub Approval of Sole Stockholder.

(a) Acquiror shall call and hold the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement is first mailed to the stockholders of Acquiror for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is first mailed to the stockholders of Acquiror (but in any event no later than thirty (30) days after the date on which the Proxy Statement is first mailed to stockholders of Acquiror). In the event the Acquiror Stockholders’ Meeting is scheduled to occur less than four (4) Business Days after the publication of the Preliminary Merger Consideration Announcement, Acquiror may, or the Company may direct Acquiror to, recess or adjourn the Acquiror Stockholders’ Meeting until the date such that the meeting would be held on the date that is four (4) Business Days following the publication of the Preliminary Merger Consideration Announcement (in each case to the extent the Acquiror or the Company believes in good faith that such recess or adjournment is required by applicable Law or the rules of the Nasdaq). Acquiror will ensure that all proxies solicited in connection with the Acquiror Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of the Nasdaq. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Acquiror Board shall recommend to its stockholders that they approve the Acquiror Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

SECTION 7.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Acquiror shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of February 22, 2022 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04. Company Solicitation.

(a) From and after the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each of its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement. The Company shall promptly notify Acquiror (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Company may inform any person making a unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.04.

(b) The parties agree that any violation of the restrictions set forth in this Section 7.04 by any of the Company’s Representatives shall be deemed to be a breach of this Section 7.04 by the Company.

SECTION 7.05. Acquiror Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.01, but only to the extent not inconsistent with the fiduciary duties of the Acquiror Board, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an

“Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions (including the Mobitech Agreement) shall not be deemed a violation of this Section 7.05. Acquiror shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Acquiror also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Acquiror or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Acquiror shall promptly (and in no event later than one (1) Business Day after Acquiror becomes aware of such inquiry or proposal) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Transaction that prohibits Acquiror or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05 by Acquiror or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.05 by Acquiror.

SECTION 7.06. Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of Acquiror, and the certificate of incorporation and bylaws of the Surviving Company, shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Acquiror, and the certificate of formation and operating agreement of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Acquiror, as applicable, unless such modification shall be required by applicable Law.

(b) On the Closing Date, each of the Company and Acquiror shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Acquiror, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(d) Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.06.

SECTION 7.07. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.08. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.08 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.09. Tax Matters. Each of Acquiror, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of its affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event that the SEC requests or requires a tax opinion with respect to the tax consequences of the Merger, tax counsel to Company shall provide such tax opinion and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as such tax counsel may reasonably request in form and substance reasonably satisfactory to such tax counsel.

SECTION 7.10. Stock Exchange Listing. Acquiror will use its reasonable best efforts to cause the New Acquiror Class A Common Stock issued in connection with the Transactions to be approved for listing on the Nasdaq at Closing. During the period from the date of this Agreement until the Closing, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Common Stock, Acquiror Warrants, and the Acquiror Rights, listed for trading on Nasdaq.

SECTION 7.11. PCAOB Audited Financials. The Company shall deliver true and complete copies of (a) the audited balance sheet of the Company and its subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited statements of income and comprehensive loss, cash flows and changes in equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB and containing an unqualified report therein of the auditors of the Company and its subsidiaries, not later than thirty (30) days from the date of this Agreement, and (b) to the extent required for the Proxy Statement the audited balance sheet of the Company and its subsidiaries as of December 31, 2022 and the related audited statements of income and comprehensive loss, cash flows and changes in equity of the Company for such year, each audited in accordance with the auditing standards of the PCAOB not later than February 14, 2023 (collectively, the “PCAOB Audited Financials”). The Company shall also cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in any Acquiror SEC Report.

SECTION 7.12. PCAOB Interim Financials. To the extent required for the Proxy Statement or any other Acquiror SEC Report the Company shall deliver true and complete copies of the unaudited balance sheet of the Company and its subsidiaries and the related unaudited statements of income and comprehensive loss, cash flows and changes in equity of the Company (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in Acquiror SEC Reports: (a) as of September 30, 2022 and for the nine-month period then ended not later than November 14, 2022, (b) as of March 31, 2023 and for the three-month period then ended not later than May 15, 2023 and (c) as of June 1, 2023 and for the six-month period then ended not later than August 14, 2023 (collectively, the “PCAOB Interim Financials” and together with the PCAOB Audited Financials, the “PCAOB Financials”). The Company shall also cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in any Acquiror SEC Report.

SECTION 7.13. Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in Acquiror’s Certificate of Incorporation will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Acquiror (to be held as available cash on the balance sheet of Acquiror, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.14. Governance Matters.

(a) Board of Directors. Upon the Effective Time, the Acquiror Board shall consist of (i) Dr. Saiful Khandaker, as Chairman, (ii) Robin Meister, Lynn Perkins, Bruce Brown and Dr. Ceema Namazie, as independent directors, and (iii) Mubasshir Karim and Ritesh Suneja, as executive directors, and the board of directors of the Surviving Company shall consist of (x) Rolando A. Polanco Ceballos as Chairman, and (y) Rabiul Karim, Matheus Freire, Jose De Lemos and Dr. Saiful Khandaker as directors.

(b) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.14.

SECTION 7.15. Minority Interests. The Company shall cause the interests of Famacash India Pty Ltd. owned by Abhishek Kotwal and Arpit Maru to be transferred to a nominee of Acquiror at or before Closing such that the Acquiror and its nominee shall own 100% of Famacash India Pty Ltd. at Closing. The Company shall cause the interests of Enova Bancorp S.A.P.I. de C.V. owned by Ronaldo Polanco to be transferred to a nominee of Acquiror at or before Closing such that the Acquiror and its nominee shall own 100% of Enova Bancorp S.A.P.I. de C.V. at Closing.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Acquiror Stockholders’ Approval. The Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Acquiror in accordance with the Proxy Statement, the Delaware General Corporation Law, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(c) Stock Exchange Listing. The shares of New Acquiror Class A Common Stock shall be conditionally approved for listing on Nasdaq as of the Closing Date, and immediately following the Closing, Acquiror shall satisfy any applicable listing requirements of Nasdaq and Acquiror shall not have received any notice of non-compliance therewith.

SECTION 8.02. Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, the Shareholders and Shareholder Representative, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

(c) Escrow Agreement. The Shareholder Representative shall have delivered to Acquiror the Escrow Agreement, duly executed by the Shareholder Representative.

(d) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) FIRPTA Tax Certificates. On or prior to the Closing, each of the Company, Enova and Fama shall deliver to Acquiror a properly executed certification, in form and substance reasonably acceptable to Acquiror, that the Company Common Stock, capital stock of Enova and capital stock of Fama, as applicable, are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acquiror with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) PCAOB Financials. The Company shall have delivered to Acquiror the PCAOB Financials required to be delivered hereunder together with an unqualified report therein of the auditors of the Company and its subsidiaries, if applicable, and the PCAOB Financials for periods covered by the Unaudited Financial Statements and Latest Balance Sheet (and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended) do not differ from those disclosed on Section 4.07(a) and Section 4.07(b) of the Company Disclosure Schedule.

(h) Mobitech Agreement. All conditions to consummation of the Mobitech Agreement have been satisfied or waived by the applicable parties thereto.

(i) Trust Fund. The Trust Fund contains funds sufficient to pay the Cash Consideration payable both under this Agreement and under the Mobitech Agreement, in full.

SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company, the Shareholders and the Shareholder Representative to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Escrow Agreement. The Acquiror shall have delivered to the Company and the Shareholder Representative, the Escrow Agreement, duly executed by the Acquiror.

(d) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Acquiror, as follows:

(a) by mutual written consent of Acquiror and the Company; or

(b) by either Acquiror or the Company if the Effective Time shall not have occurred prior to the date that is twelve (12) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c) by either Acquiror or the Company if any Governmental Authority in the U.S. shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d) by either Acquiror or the Company if any of the Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror Stockholders’ Meeting; or

(e) by Acquiror upon termination of the Mobitech Agreement; or

(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Acquiror has not waived such Terminating Company Breach and Acquiror and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror and Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Acquiror Breach”); provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror; or

(h) by Acquiror if the PCAOB Financials (together with an unqualified report therein of the auditors of the Company and its subsidiaries, if applicable) shall not have been delivered to Acquiror by the Company on or before the dates required hereunder; or

(i) by Acquiror if the PCAOB Financials delivered to Acquiror by the Company for periods covered by the Unaudited Financial Statements and Latest Balance Sheet (and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended) differ from those disclosed on Section 4.07(a) and Section 4.07(b) of the Company Disclosure Schedule.

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Acquiror or Merger Sub:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker, Chief Executive Officer & Founder

Email: saiful@fintechecosys.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Constantine Petropoulos

Email: constantine.petropoulos@hugheshubbard.com

if to the Company:

Rana Financial, Inc.

817 W. Sample Road

Pompano Beach, FL 33064

Attention: Ronaldo A. Polanco Ceballos, President

Email: rolando.polanco@ranaexpressus.com

with a copy to:

Kretzmer & Associates, PLLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Attention: David Kretzmer

Email: davidkretzmer@gmail.com

if to the Shareholder Representative:

David Kretzmer

Kretzmer & Associates, PLLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Attention: David Kretzmer

Email: davidkretzmer@gmail.com

SECTION 10.02. Shareholder Representative.

(a) The Company and Shareholder Representative represent to Acquiror that each Shareholder has irrevocably constituted and appointed David Kretzmer as such Shareholder’s attorney-in-fact and agent in connection with the execution and performance of its duties under this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of such Shareholder.

(b) The Company and Shareholder Representative represent to Acquiror that each Shareholder has irrevocably granted the Shareholder Representative full power and authority: (i) to execute and deliver, on behalf of such Shareholder, and to accept delivery of, on behalf of such Shareholder, the Ancillary Agreements and such other documents as may be deemed by the Shareholder Representative, in its sole discretion, to be appropriate to complete the Transactions; (ii) to endorse and to deliver on behalf of such Shareholder, transfer instruments representing the shares of Company Common Stock to be exchanged by such Shareholder at the Closing; (iii) to acknowledge receipt at the Closing of the consideration payable to such Shareholder at the Closing, and to designate the manner of payment of such consideration; (iv) to (A) negotiate and compromise, on behalf of such Shareholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (B) execute, on behalf of such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy; (v) to give or agree to, on behalf of such Shareholder, any and all consents, waivers, amendments or modifications, deemed by the Shareholder Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (vi) to enforce, on behalf of such Shareholder, any claim against Acquiror arising under this Agreement; (vii) to engage attorneys, accountants and agents at the expense of such Shareholder; (viii) to agree, on behalf of such Shareholder, to amend this Agreement (other than this Section 10.02) or any of the instruments to be delivered to Acquiror by such Shareholder pursuant to this Agreement; and (ix) to give such instructions and to take such action or refrain from taking such action, on behalf of such Shareholder, as the Shareholder Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

(c) The Company and Shareholder Representative represent to Acquiror that each Shareholder has agreed to the following: (i) in all matters in which action by the Shareholder Representative is required or permitted, the Shareholder Representative is authorized to act on behalf of such Shareholder, notwithstanding any dispute or disagreement between such Shareholder and the Shareholder Representative, and Acquiror will be entitled to rely on any and all action taken by the Shareholder Representative under this Agreement without any liability to, or obligation to inquire of, any Shareholder, notwithstanding any knowledge on the part of Acquiror of any such dispute or disagreement; (ii) notice to the Shareholder Representative, delivered in the manner provided in Section 10.01, shall also be deemed to be notice to such Shareholder for purposes of this Agreement; and (iii) the power and authority of the Shareholder Representative, as described in this Agreement, will continue in force until all rights and obligations of such Shareholder under this Agreement will have terminated, expired or been fully performed.

(d) The Company and Shareholder Representative represent to Acquiror that each Shareholder has agreed that, notwithstanding the foregoing, at the request of Acquiror, such Shareholder shall take all actions necessary or appropriate to complete the Transactions (including, with respect to such Shareholder, delivery of the shares of Company Common Stock and acceptance of the Merger Consideration therefor) individually on such Shareholder’s own behalf, and to deliver any other documents required of such Shareholder pursuant to the terms hereof.

SECTION 10.03. Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 10.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.07.

SECTION 10.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the U.S. located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.12. Expenses. Except as set forth in this Section 10.12 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party hereto that has incurred such expenses, whether or not the Merger or any other Transaction is consummated, except that

Acquiror and the Company shall each pay one-half of all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Proxy Statement. For avoidance of doubt, all legal, financial, accounting and other expenses of the Company incurred prior to the Closing in connection with this Agreement or the Transactions contemplated hereby, are the responsibility of the Company, and shall be paid on or prior to the Closing by the Shareholders.

SECTION 10.13. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.14. Waiver. At any time prior to the Effective Time, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Acquiror or Merger Sub contained herein or in any document delivered by Acquiror and/or Merger pursuant hereto and (c) waive compliance with any agreement of Acquiror or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 10.15. Fama and Enova Acquisition Agreements. Each of the Shareholders hereby agrees that the terms contemplated herein regarding the amount, form, and potential adjustment of the Cash Consideration and Equity Consideration, as well as any rights and/or obligations relating thereto, shall be effectuated and prosecuted as contemplated herein notwithstanding conflicting terms in the Fama and/or Enova acquisition agreements referenced in the second recital hereto. Each of the Shareholders hereby waives any such conflicting terms in the Fama and/or Enova acquisition agreements and agrees that it will not bring any claim against any party hereto based on any such conflicting terms.

[Signature Page Follows.]

IN WITNESS WHEREOF, Acquiror, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By	/s/ Saiful Khandaker
Name: Saiful Khandaker
Title: Chief Executive Officer

FAMA FINANCIAL SERVICES, INC.

By	/s/ Saiful Khandaker
Name: Saiful Khandaker
Title: President

RANA FINANCIAL, INC.

By	/s/ Rolando A. Polanco Ceballos
Name: Rolando A. Polanco Ceballos
Title: President

SHAREHOLDER REPRESENTATIVE

/s/ David Kretzmer
David Kretzmer

SCHEDULE A

Company Knowledge Parties

1.	David Kretzmer
2.	Ronaldo Polanco
3.	Jose De Lemos
4.	Matheus Freire
5.	Rabiul Karim

EXHIBIT A

Form of Escrow Agreement

Exhibit A

ESCROW AGREEMENT

This Escrow Agreement dated as of September [●], 2022 (this “Escrow Agreement”) is among Computershare Trust Company, N.A., a national banking association organized under the laws of the United States, as escrow agent (“Escrow Agent”), Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”) and David Kretzmer, as the representative of the Shareholders (“Shareholder Representative”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Business Combination Agreement dated as of [●], 2022 (the “BCA”) among Acquiror, Fama Financial Services, Inc., a Georgia corporation (“Merger Sub”), Rana Financial Inc., a Georgia corporation (the “Company”), and Shareholder Representative, pursuant to which, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror.

On the date of this Escrow Agreement, the following will be deposited by Acquiror with Escrow Agent: [●] (the “Escrow Amount”) into an escrow account established pursuant to this Escrow Agreement (the “Escrow Account”).

In accordance with the terms and conditions of the BCA, Acquiror and Shareholder Representative, acting on behalf of the Shareholders, have agreed that Acquiror and Shareholder Representative may proceed against the amount held in the Escrow Account in order to recover any amount owed (i) to Acquiror by Shareholders or (ii) to Shareholders by Acquiror upon determination of the Final Cash Consideration pursuant to Section 3.06 of the BCA.

The parties acknowledge that Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the BCA, that all references in this Escrow Agreement to the BCA are for convenience, and that Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

In consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquiror, Shareholder Representative and Escrow Agent agree as follows:

1.    Appointment of Escrow Agent. Acquiror and Shareholder Representative, on behalf of the Shareholders, hereby appoint Computershare Trust Company, N.A., a national banking association organized under the laws of the United States, as escrow agent under this Escrow Agreement, and Escrow Agent hereby accepts such appointment.

2.    Establishment of Escrow Fund.

(a)    Concurrently herewith, Acquiror is depositing (or causing to be deposited) the Escrow Amount with Escrow Agent pursuant to Section 3.03(a)(ii) of the BCA by wire transfer of immediately available funds to the bank account specified in Section 6(a) hereof, and Escrow Agent will, as soon as practicable, upon receipt thereof, acknowledge receipt of the Escrow Amount.

(b)    Escrow Agent agrees to hold and dispose of the Escrow Amount minus any payments made hereunder (hereinafter collectively referred to as the “Escrow Fund”) in accordance with the terms and conditions of this Escrow Agreement.

(c)    Escrow Agent is hereby authorized and directed to deposit, transfer and hold the Escrow Fund.

(d)     Acquiror and Shareholder Representative acknowledge that the Escrow Fund is non-interest-bearing pursuant to Schedule D hereto, and no amounts shall therein be invested. Acquiror and Shareholder Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(e)    Acquiror and Shareholder Representative agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for any fund or account if no activity occurred in such fund or account during such month. Each of the Acquiror and Shareholder Representative may obtain confirmations at no additional cost upon its written request.

3.    Disposition of Escrow Fund.

(a)    In the event that the Final Cash Consideration is less than the Estimated Cash Consideration, Acquiror and Shareholder Representative, within two (2) Business Days after the Final Cash Consideration is finally determined pursuant to Section 3.06 of the BCA, shall give a joint written instruction (“Joint Written Instruction”) to Escrow Agent in substantially the same form of Schedule C attached hereto, authorizing the release of the amount of such deficiency to Acquiror from the Escrow Account to Acquiror, and authorizing the release of the remaining balance, if any, in the Escrow Account as directed by the Shareholder Representative. In the event that the Final Cash Consideration is equal to or greater than the Estimated Cash Consideration, Acquiror and Shareholder Representative, within two (2) Business Days after the Final Cash Consideration is finally determined pursuant to Section 3.06 of the BCA, shall give a Joint Written Instruction to Escrow Agent to release all amounts in the Escrow Account to either the Shareholder Representative or Acquiror.

(b)    Notwithstanding anything contained herein to the contrary, the Escrow Agent shall release the Escrow Amount, or any portion thereof, pursuant to any Joint Written Instruction received from Acquiror and Shareholder Representative from time to time.

(c)    All disbursements pursuant to this Section 3 will be made by Escrow Agent within two (2) Business Days after Escrow Agent confirms the applicable funds transfer instructions in accordance with the security procedures set forth in Section 4(b).

4.    Disposition of Any Escrow Fund By Agreement of the Parties; Conflicting Demands.

(a)    Escrow Agent may dispose of all or a portion of the Escrow Fund only in accordance with a Joint Written Instruction signed by Acquiror and Shareholder Representative, whether such disposition is pursuant to Section 3 of this Escrow Agreement or otherwise, or in accordance with the following provisions of this Section 4(a). If conflicting or adverse claims or demands are made or notices served upon Escrow Agent with respect to the Escrow Fund provided for herein, then Escrow Agent shall refrain from complying with any such claim or demand so long as such disagreement shall continue. In so doing, Escrow Agent shall not be or become liable for damages, losses, costs, expenses or interest to any individual or entity (each, a “Person”) for its failure to comply with such conflicting or adverse demands. Escrow Agent may continue to so refrain and refuse to act until it shall have received certification satisfactory to it that such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction that is not subject to further appeal or other appellate review, (upon which certificate Escrow Agent shall be entitled to conclusively rely without further investigation), or shall have been settled by agreement of the parties to such controversy, in which case Escrow Agent shall be notified thereof in a written notice signed by Acquiror and Shareholder Representative. Escrow Agent may seek the advice of legal counsel in any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. Escrow Agent may also elect to commence an interpleader or other action for declaratory judgment

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for the purpose of having the respective rights of the claims adjudicated, and may deposit with the court all funds held hereunder pursuant to this Escrow Agreement; and if it so commences and deposits, Escrow Agent shall be relieved and discharged from any further duties and obligations under this Escrow Agreement.

(b)    Escrow Agent shall confirm each funds transfer instruction received in the name of a party (either Acquiror and Shareholder Representative, as the case may be) by means of the security procedure selected by such party and communicated to Escrow Agent through a signed certificate in the form of Schedule A-1 or Schedule A-2, which upon receipt by Escrow Agent shall become a part of this Escrow Agreement. Once delivered to Escrow Agent, Schedule A-1 or Schedule A-2 may be revised or rescinded only by a writing signed by an authorized representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford Escrow Agent a reasonable opportunity to act on it. If a revised Schedule A-1 or Schedule A-2 or a rescission of an existing Schedule A-1 or Schedule A-2 is delivered to Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation reasonably satisfactory to Escrow Agent showing that such entity has succeeded to the rights and responsibilities of such party under this Escrow Agreement.

(c)    Acquiror and Shareholder Representative understand that Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that Escrow Agent shall not be liable for any loss caused by any such delay.

5.    Taxation Matters.

(a)    All income of the Escrow Fund shall be taxable to Acquiror as of the end of each calendar year and to the extent required by the Internal Revenue Service, whether or not such income was disbursed during such calendar year. For certain payments made pursuant to this Escrow Agreement, Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to Escrow Agent prior to the date of this Escrow Agreement, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for Escrow Agent to satisfy its reporting and withholding obligations under the Code. To the extent any such forms to be delivered under this Section 5(a) are not provided prior to the date of this Escrow Agreement or by the time the related payment is required to be made or are determined by Escrow Agent to be incomplete and/or inaccurate in any respect, Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Amount or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(b)    The parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. The parties hereby agree that they shall provide Escrow Agent with such information as Escrow Agent may request including, but not limited to, each party’s name, physical address, tax identification number and other information that will assist Escrow Agent in identifying and verifying each party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

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6.    Wire Transfer Instructions.

(a)    All deposits or payments to be made to Escrow Agent into the Escrow Accounts under this Escrow Agreement shall be made by wire transfer of immediately available funds to the following accounts:

Bank:	Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94104

ABA#:	121-000-248
Account No:	0001038377
Account Name:	CTCNA FBA Admin Wire Clearing
F/F/C:	9961700
Ref:	Rana Financial, Inc.

or to such other account as Escrow Agent may designate in writing to Acquiror and Shareholder Representative.

(b)    All payments required to be made by Escrow Agent to Acquiror and Shareholders as directed by the Shareholder Representative under this Escrow Agreement shall be made by wire transfer of immediately available funds to such accounts as Acquiror and Shareholder Representative, as applicable, may designate in writing to Escrow Agent.

7.    Duties etc. of Escrow Agent.

(a)    Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Escrow Agent shall not be bound by any waiver, modification, amendment, termination, cancellation or revision of this Escrow Agreement, unless any of the foregoing is in writing and signed by all parties hereto. Escrow Agent shall not be bound by any assignment by any party hereto of its rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor. Notwithstanding the foregoing, no assignment of this Escrow Agreement by Acquiror or Shareholder Representative shall have any effect unless all “know your customer” due diligence has been performed to Escrow Agent’s reasonable satisfaction prior to any such assignment. Escrow Agent shall perform any acts ordered by a court of competent jurisdiction. The obligations and duties of Escrow Agent are confined to those contained in this Escrow Agreement.

(b)    Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Schedule B. Each of Acquiror and Shareholder Representative shall bear 50% of the fees and costs shown on Schedule B due on the date hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. Escrow Agent shall have and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

(c)    Acquiror and Shareholder Representative, on behalf of the Shareholders, shall severally and not jointly each indemnify Escrow Agent for, and to defend and hold it harmless against, one-half of all claims, suits,

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actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by Escrow Agent of, any of Escrow Agent’s duties under this Escrow Agreement, except as shall be finally adjudicated to have been a direct result of Escrow Agent’s willful misconduct or gross negligence under this Escrow Agreement. The foregoing indemnity shall survive the termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(d)    Except in cases of Escrow Agent’s willful misconduct or gross negligence, Escrow Agent shall be fully protected by acting in reliance upon any certificate, statement, request, notice, advice, direction or other agreement or instrument or signature believed by Escrow Agent to be genuine, by assuming that any Person purporting to give Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Escrow Agreement or Escrow Agent’s duties hereunder, has been duly authorized to do so, or by acting or failing to act in good faith on the advice of any counsel retained by Escrow Agent. Escrow Agent may perform any and all of its duties through its agent, representatives, attorneys, custodians and/or nominees. Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a direct result of its willful misconduct or gross negligence under this Escrow Agreement. Each party to this Escrow Agreement represents and warrants that it and each person signing this Escrow Agreement on its behalf has all power and authority or legal capacity, as applicable, to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by it in connection with this Escrow Agreement, that such execution and delivery has been duly authorized, and that, assuming the authorization, execution and delivery of this Escrow Agreement by each of the other parties hereto, this Escrow Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(e)    Escrow Agent shall be obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any party or any other Person. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Escrow Agreement.

(f)    No provision of this Escrow Agreement shall require Escrow Agent, in the performance of its duties or the exercise of its rights hereunder, to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

(g)    In the event that the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(h)    The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

(i)    Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond

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its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; and acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(j)    ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

8.    Resignation; Successor Escrow Agent.

(a)    Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days prior written notice of such resignation to Acquiror and Shareholder Representative specifying the date when such resignation shall take effect; provided, however, that no such resignation shall be effective unless and until Acquiror and Shareholder Representative have selected a successor escrow agent and such successor escrow agent shall have assumed all of the obligations of Escrow Agent hereunder. Upon receipt of written notice from Acquiror and Shareholder Representative that a successor escrow agent has been selected and assumed the obligations of Escrow Agent hereunder, Escrow Agent shall promptly deliver the Escrow Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to such successor escrow agent and render the accounting required by Section 8(c) and shall thereafter have no further obligations hereunder. If Acquiror and Shareholder Representative have failed to appoint a successor prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation or removal, Escrow Agent shall deliver the Escrow Fund to such other person designated in accordance with written instructions signed by Acquiror and Shareholder Representative, and if such written instructions are not provided, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

(b)    Acquiror, on the one hand, and Shareholder Representative, on the other hand, acting together shall have the right to terminate the appointment of Escrow Agent hereunder for any or no reason by giving notice in writing of such termination to Escrow Agent, specifying the date upon which such termination shall take effect. In the event of such termination, Acquiror and Shareholder Representative agree that they will jointly appoint a successor escrow agent, which shall be a nationally recognized trust company or banking institution, within thirty (30) calendar days of such notice, and Escrow Agent hereby agrees that it shall promptly deliver the Escrow Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to such successor escrow agent and render the accounting required by Section 8(c) and that it shall thereafter have no further duties or obligations hereunder. Upon receipt of the Escrow Fund, the successor escrow agent shall thereupon be bound by all of the provisions hereof.

(c)    In the event of the resignation or removal of Escrow Agent or upon the termination of this Escrow Agreement pursuant to Section 9 and if requested in writing by either Acquiror or Shareholder Representative, Escrow Agent shall render to Acquiror and Shareholder Representative and to the successor escrow agent, if any, an accounting in writing of the property constituting the Escrow Fund and all distributions therefrom.

9.    Termination of the Escrow Agreement. This Escrow Agreement, except for Sections 5, 7(c), 7(d) and 7(j) which shall survive termination, shall continue in effect until the earlier of: (a) the date on which the balance

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of the Escrow Fund is zero, (b) the deposit of the entirety of the Escrow Fund by the Escrow Agent with a court of competent jurisdiction or successor escrow agent in accordance with the provisions of this Escrow Agreement, or (c) termination of this Escrow Agreement by the written consent of the Acquiror and Shareholder Representative.

10.    Miscellaneous.

10.1.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by the parties and delivered to the other parties. This Escrow Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, with respect to any notice provided for in this Escrow Agreement or any instrument required or permitted to be delivered hereunder, any party hereto receiving or relying upon such notice or instrument shall be entitled to request execution thereof by original manual signature as a condition to the effectiveness thereof.

10.2.    Governing Law.

(a)    This Escrow Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of New York that apply to contracts made and performed entirely within such state.

(b)    Each party to this Escrow Agreement hereby irrevocably and unconditionally:

(i)    (A) agrees that any suit, action or proceeding instituted against such party by Escrow Agent with respect to this Escrow Agreement may be instituted and that any suit, action or proceeding by it against Escrow Agent with respect to this Escrow Agreement shall be instituted only in the federal or state courts sitting in the State of New York (and appellate courts from any of the foregoing), (B) consents and submits, for such party and such party’s property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against such party by Escrow Agent or such party’s property by Escrow Agent and (C) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(iii)    (A) waives any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement brought in any court specified in Section 10.2(b)(i)(B), (B) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (C) agrees not to plead or claim either of the foregoing.

(c)    EACH PARTY TO THIS ESCROW AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE AND AGREES THAT ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

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10.3.    Entire Agreement; No Third Party Beneficiary. This Escrow Agreement (including all Schedules) contains the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Escrow Agreement are superseded and canceled by, this Escrow Agreement. This Escrow Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

10.4.    Expenses. Except as otherwise specified in this Escrow Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Escrow Agreement and the transactions contemplated by this Escrow Agreement shall be borne by the party incurring such costs and expenses.

10.5.    Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, e-mail (“e-mail”, as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Part I of Schedule A-1 or A-2, as applicable) or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (or, if so delivered or transmitted after normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to Acquiror, to:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Email: [                    ]

Attention: [                    ]

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: chuck.samuelson@hugheshubbard.com

Attention: Charles A. Samuelson

If to Shareholder Representative, to:

David Kretzmer

Kretzmer & Associates, PLLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Email: davidkretzmer@gmail.com

Attention: David Kretzmer

If to Escrow Agent:

Computershare Trust Company, N.A.

CTSO Mail Operations

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Attn: Donna Nascimento, Corporate Trust Services

MAC: N9300-070

600 South 4th Street 7th Floor

Minneapolis, MN 55415

Telephone: (667) 786-1741

Facsimile: (866) 918-0487

Email: donna.nascimento@computershare.com

10.6.    Binding Agreement, Successors and Assigns. Acquiror, Shareholder Representative and Escrow Agent each represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party’s obligations hereunder have been duly authorized and that, assuming the valid authorization, execution and delivery by each of the other parties hereto, this Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Escrow Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Escrow Agreement without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Escrow Agreement shall be null and void ab initio. Notwithstanding the foregoing, any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

10.7.    Headings. The Section, Article and other headings contained in this Escrow Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Escrow Agreement.

10.8.    Amendments and Waivers. This Escrow Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.9.    Interpretation; Absence of Presumption.

(a)    For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Escrow Agreement as a whole (including all of the Schedules) and not to any particular provision of this Escrow Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Escrow Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Escrow Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)    With regard to each and every term and condition of this Escrow Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time

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the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Escrow Agreement.

10.10.    Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Escrow Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

10.11.    Business Days. If any date provided for in this Escrow Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day. As used herein, “Business Day” means any day except Saturday, Sunday, federal holiday or any other day on which commercial banks in New York, New York or Escrow Agent are authorized or required by law to remain closed.

10.12.    Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Acquiror or Shareholder Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law.

10.13.    Publication; Disclosure. By executing this Escrow Agreement, Acquiror, Shareholder Representative and Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure (subject to the parties’ right to enforce this Escrow Agreement), including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein in contravention of the previous sentence, including the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other parties at the time of execution of this Escrow Agreement (or the applicable subsequent time) of the legal requirement to do so. All obligations of Escrow Agent under this Section 10.13 are subject to and consistent with Section 7(j).

[The next page is the signature page.]

10

The parties have executed and delivered this Escrow Agreement as of the date first written above.

ACQUIROR:
FINTECH ECOSYSTEM DEVELOPMENT CORP.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE:

DAVID KRETZMER

ESCROW AGENT:
COMPUTERSHARE TRUST COMPANY, N.A., solely in its capacity as Escrow Agent hereunder

By:
Name:
Title:

ESCROW AGREEMENT

S-1

SCHEDULE A-1

Acquiror certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule A-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Acquiror, and that the option checked in Part III of this Schedule A-1 is the security procedure selected by Acquiror for use in verifying that a funds transfer instruction received by Escrow Agent is that of Acquiror.

Acquiror has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule A-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to Escrow Agent. By selecting the security procedure specified in Part III of this Schedule A-1, Acquiror acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by Escrow Agent in compliance with the particular security procedure chosen by Acquiror.

NOTICE: The security procedure selected by Acquiror will not be used to detect errors in the funds transfer instructions given by Acquiror. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Acquiror take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Acquiror

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐

Option 1. Confirmation by telephone call-back. Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-1.

☐	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by telephone call-back, Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒

Option 2. Confirmation by e-mail. Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule A-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-1. Acquiror understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Acquiror further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by Escrow Agent.

☐	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by e-mail, Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐

*Option 3. Delivery of funds transfer instructions by password protected file transfer system only — no confirmation. Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Acquiror wishes to use the password protected file transfer system, further instructions will be provided by Escrow Agent. If Acquiror chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by Escrow Agent.

☐

*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*

The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this day of , 2022.

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By
Name:
Title:

SCHEDULE A-2

Shareholder Representative certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule A-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Shareholder Representative, and that the option checked in Part III of this Schedule A-2 is the security procedure selected by Shareholder Representative for use in verifying that a funds transfer instruction received by Escrow Agent is that of Shareholder Representative.

Shareholder Representative has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule A-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to Escrow Agent. By selecting the security procedure specified in Part III of this Schedule A-2, Shareholder Representative acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in their name and accepted by Escrow Agent in compliance with the particular security procedure chosen by Shareholder Representative.

NOTICE: The security procedure selected by Shareholder Representative will not be used to detect errors in the funds transfer instructions given by Shareholder Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Shareholder Representative takes such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Shareholder Representative

Name	Title	Telephone Number	E-Mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐

Option 1. Confirmation by telephone call-back. Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-2.

☐	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by telephone call-back, Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒

Option 2. Confirmation by e-mail. Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule A-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-2. Shareholder Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Shareholder Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by Escrow Agent.

☒	CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by e-mail, Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐

*Option 3. Delivery of funds transfer instructions by password protected file transfer system only — no confirmation. Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Shareholder Representative wishes to use the password protected file transfer system, further instructions will be provided by Escrow Agent. If Shareholder Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by Escrow Agent.

☐

*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*

The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this day of , 2022.

DAVID KRETZMER, as Shareholder Representative

SCHEDULE B

Fees of Escrow Agent

SCHEDULE C

Form of Joint Written Instruction

[Date]

Computershare Trust Company, N.A.

CTO Mail Operations

Attention: Donna Nascimento, Corporate Trust Services

MAC: N9300-070

600 South 4th Street 7th Floor

Minneapolis, MN

E-mail: donna.nascimento@computershare.com

RE: Joint Written Instruction– Escrow Acct. No. [                    ]

Dear Ms. Nascimento:

Pursuant to Section 3 of that certain Escrow Agreement, dated as [                ] (the “Escrow Agreement”), by and among Computershare Trust Company, N.A., a national banking association organized under the laws of the United States (“Escrow Agent”), Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”) and David Kretzmer, as the representative of the Shareholders (“Shareholder Representative”), Acquiror and Shareholder Representative hereby jointly instruct the Escrow Agent to release the Escrow Fund to [Acquiror / Shareholder Representative] in the following amounts and by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

To Acquiror:

Amount:                  [$        ]

Bank Name:
Bank Address:
Routing/ABA No.:
Account Name:
Account No.:

To Shareholder Representative:

Amount:                  [$        ]

Bank Name:
Bank Address:
Routing/ABA No.:
Account Name:
Account No.:

[If the entire Escrow Fund is distributed: Upon distribution of the entire Escrow Fund, the Escrow Agreement shall terminate in accordance with Section 9 thereof.] This Joint Written Instruction may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by the parties and delivered to the other parties.

[Signature Page Follows]

ACQUIROR:

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE:

DAVID KRETZMER

SCHEDULE D

Cash Investment Direction Form

Direction to use the following Computershare Trust Company, N.A. (Computershare) Deposit Option for cash balances for the following account(s) and all subaccounts thereof:

Account name:	Fintech Ecosystem Development Corp/D. Kretzmer Esc
Account number(s):

You are hereby directed to deposit, as indicated below, or as I/We shall direct further in writing from time to time, all cash in the account(s) in the following bank deposit option:

Computershare Essential Non Interest Bearing Deposit Option (ENIB) (SEI CUSIP = VP7000384)

I/We acknowledge that I/We have full power and authority to direct investments of the account(s).

I/We acknowledge that funds are deposited with investment grade financial institutions as rated by S&P, Moody’s and Fitch.

I/We understand that Computershare shall not be obligated to pay any interest to the account(s).

I/We understand that I/We may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I/We understand that Computershare may from time to time receive compensation in connection with such deposits or investments.

I/We understand that Computershare shall have no responsibility or liability for any diminution of the funds that may result from any deposit or investment made by Computershare in accordance with this direction, including any losses resulting from a default by any bank, financial institution or other third party.

S-2

EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of Acquiror

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FINTECH ECOSYSTEM DEVELOPMENT CORP.

a Delaware corporation

ARTICLE I

The name of the corporation is Fintech Ecosystem Development Corp. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is The Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV

Section 1.    The Company is authorized to issue two classes of stock, to be designated respectively, class A common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of stock that the Company shall have authority to issue is 221,000,000 shares, of which 220,000,000 shares are Common Stock, $0.0001 par value per share, and 1,000,000 are Preferred Stock, $0.0001 par value per share.

Section 2.    Upon filing of this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing of the transactions contemplated by that certain (a) Business Combination Agreement, entered into as of September 7, 2022 by and among, the Company, Fama Financial Services, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company, Rana Financial Inc., a Georgia corporation and David Kretzmer and (b) Business Combination Agreement, entered into as of September 7, 2022 by and among, Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, each Class A share of common stock, par value $0.0001 per share, and each Class B ordinary share, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time, shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock of the Company, without any further action required on the part of the Company or any holder of capital stock of the Company.

Section 3.    Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 4.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors of the Company (“Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 5.    Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 6.    The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1.    Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.    From and after the effectiveness of this Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1.    From and after the effectiveness of this Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2.    Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the bylaws of the Company (“Bylaws”), and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.    The Company is to have perpetual existence.

Section 2.    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4.    The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5.    No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1.    Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2.    Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.    Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.    The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.    Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The name and mailing address of the incorporator are as follows:

Constantine Petropoulos

One Battery Park Plaza, 12th floor

New York, NY 10004

ARTICLE XII

The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XII of this Certificate of Incorporation.

This amended and restated certificate of incorporation shall be effective at     :     Eastern Time on             ,         .

*        *         *